EXHIBIT 10.3

                                        3

                                Florham Consulting Corp.
                               64 Beaver Street, Suite 233
                               New York, New York 10004




March 12, 2007



Mr. Ronny Bergman
25 Old Shore Road
Port Washington, N.Y. 11050

Dear Mr. Bergman,

     The purpose of this letter agreement is to set forth the terms under which you agree to provide services to Florham Consulting Corp. ("FCC") relating to the design and development of websites for clients of FCC on a nonexclusive basis.

     1. During the term of this Agreement, you agree to provide web programming services for website projects undertaken by FCC on behalf of its clients. For any project agreed to be undertaken, FCC shall provide you with the artwork, text and layout for the proposed website for such client. You will write the computer code for the website ("Web Programming") to enable the website to be fully operational on the Internet. The specific services to be provided by you with respect to a particular project and your charges for such services shall be set forth on a work order to be executed by FCC and you prior to the commencement of your Web Programming services for such project. Fifty (50%) percent of your fee for a project shall be paid upon execution of the work order for such project and the remaining fifty (50%) percent shall be paid within five
(5) business days after your submission of the completed computer code for the client's website to FCC which is satisfactory to FCC and its client.

     2. Neither party is authorized to enter into any agreement or commitment on behalf of the other party and shall have no right, power or authority to do so or to bind the other party in any way.

     3. Each party agrees that it will treat as confidential any and all confidential information about the other party including, without limitation, its business plan, financials, projections, clients, customers, contracts (collectively "Confidential Information") furnished to the receiving party; that it will not divulge any such Confidential Information to third parties without the written consent of the disclosing party; and that it will take all reasonable precautions to insure that it and any of its employees and representatives receiving any such Confidential Information will maintain the confidentiality thereof. It is agreed, however, that any such Confidential Information.

     (a) which was in the possession of the receiving party prior to receipt of any disclosure by the disclosing party pursuant to this agreement and not, directly or indirectly, derived by the receiving party from information furnished by the disclosing party;

     (b) which is or lawfully becomes part of the public knowledge through no action of receiving party or its employees or representatives;

     (c) which otherwise lawfully shall become available to receiving party from third parties not subject to a confidentiality agreement with disclosing party;

     (d) which is independently developed by receiving party without reference to the Confidential Information; or

     (e) which receiving party is, upon advice of counsel, required to disclosure in response to an effective subpoena, administrative or court order, or other valid legal process; shall not be subject to the provisions of this agreement.

     In addition, until five years from the later of (i) the date of this letter agreement and (ii) the last date you provide services to a client of FCC (an "Introduced Company") you agree not to (i) initiate or maintain contact with any officer, director or employee of an Introduced Company regarding such Introduced Company's business, operations, prospects or finances, except with the express written permission of FCC, or (ii) provide any services to an Introduced Company without the prior written consent to FCC.

     4. This Agreement shall be for a term of one (1) year from the date hereof and shall automatically be renewed for additional one (1) year periods unless terminated in writing by either party no later than thirty (30) days prior to the end of the then term.

     5. All notices and other communications under this Agreement shall be in writing and deemed to have been duly given if mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid, or by overnight mail and addressed to either of the parties at the addresses set forth herein, or to such other address as either party may give to the other party in the manner set forth in this Agreement. Any such notice shall be deemed effective three business days after deposit in the U.S. mail or one business day after deposit with an overnight mail service.

     6. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any term thereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge, or termination is sought. This Agreement comprises the entire agreement and understanding between the parties hereto and there are no additional agreements or understandings of any kind either written or oral which relate to the subject matter hereof. This Agreement is not assignable by either party hereto except with the prior written consent of the other party.

     7. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed solely within such State. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York or the Federal Courts located in New York County or Nassau County, New York to resolve any disputes hereunder.

     8. If any one or more of the provisions of this Agreement shall be held to be invalid illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any part thereof shall not in any way be affected or impaired thereby.

     9. This Agreement may be executed in counterparts.

     If the foregoing correctly sets forth your understanding of the matters set forth above, would you please signify your agreement thereto by signing a copy of this letter in the space provided below and returning it to us, whereupon this letter will become a binding agreement between us.

Very truly yours,

FLORHAM CONSULTING CORP.

    /s/ David Stahler
By:____________________________
         David Stahler
         President


ACCEPTED AND AGREED:

[GRAPHIC OMITTED][GRAPHIC OMITTED]

    /s/ Ronny Bergman
By:_____________________________
         Ronny Bergman